EXHIBIT 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (the “Agreement”) by and between Seacoast National Bank, a Florida corporation (the “Employer”), and Charles Shaffer (the “Executive”), made this 10th day of December, 2021, formalizes the agreements and understanding between the Employer and the Executive.
WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employees of the Employer;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1
DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:
1.1    “Accrued Benefit” means the dollar value of the liability that should be accrued by the Employer, under Generally Accepted Accounting Principles, for the Employer’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 as in effect on the date hereof and the Discount Rate.
1.2     “Administrator” means the Board or its designee.
1.3    “Affiliate” means any business entity with whom the Employer would be considered a single employer under Code Section 414(b) and 414(c). Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.
1.4    “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.
1.5    “Board” means the Board of Directors of the Employer.
1.6    “Cause” has the meaning provided in the Executive’s Employment Agreement with the Employer, dated December 31, 2020, as it may be amended from time to time.

1.7    “Change in Control” means the occurrence of a change in the ownership of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(v)), a change in effective control of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vii)).
1.8    “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.
1.9    “Code” means the Internal Revenue Code of 1986, as amended.
1.10    “Corporation” means the Employer and its parent, Seacoast Banking Corporation of Florida, collectively or, if appropriate to the context, in the alternate.
1.11    “Disability” means either of the following conditions is met, as determined by the Board in good faith: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
1.12    “Discount Rate” means the rate used by the Administrator for determining the Accrued Benefit. The Discount Rate used for a given calendar year shall be equal to the Moody’s Investors Service, Inc. “A” rated corporate bond rate, as reported by Bloomberg L.P. (the “Moody’s Rate”), as of the prior September 30th, provided that the Employer may update the Discount Rate (based on the then-applicable Moody’s Rate) more frequently than annually if necessary to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and generally applicable bank regulatory guidance.
1.13    “Early Involuntary Termination” means a Separation from Service that (i) is due to the independent exercise of the Employer’s unilateral authority to terminate the Executive’s services where the Executive was willing and able to continue performing services; (ii) occurs prior to Normal Retirement Age; (iii) does not occur after the Executive’s Disability or a Change in Control or as a result of the Executive’s death; and (iv) is not a termination for Cause.
1.14    “Early Voluntary Termination” means a Separation from Service that (i) occurs prior to Normal Retirement Age; (ii) does not occur after the Executive’s Disability or a Change in Control or as a result of the Executive’s death; (iii) is not an Early Involuntary Termination; and (iv) is not a termination for Cause.
1.15    “Effective Date” means December 31, 2021.
1.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.17    “Normal Retirement Age” means the date the Executive attains age sixty-seven (67).
1.18    “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.
1.19    “Restrictive Covenant Obligations” means any non-competition, non-hire, non-solicitation, non-disparagement or confidentiality obligations the Executive has to the Employer or any of its affiliates pursuant to the Executive’s Employment Agreement with the Employer, dated December 31, 2020, as it may be amended from time to time.
1.20    “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.
1.21    “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE 2
PAYMENT OF BENEFITS

2.1    Normal Retirement Benefit. Upon Separation from Service upon or after the Executive attaining Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Three Hundred Fifty Thousand Dollars ($350,000) in lieu of any other benefit hereunder. The benefit shall be subject to the terms of the forfeiture provision in Section 7.10 hereof. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for twenty (20) years.
2.2    Early Voluntary Termination. If Early Voluntary Termination occurs, the Employer shall pay the Executive the Accrued Benefit, determined as of the end of the Plan Year preceding Separation from Service, multiplied by the vesting percentage found in the table below in lieu of any other benefit hereunder. Interest shall not be credited on the Accrued Benefit from Separation from Service until final payment is made. The benefit shall be subject to the terms of the forfeiture provisions in Section 7.10 hereof and shall be paid in equal monthly installments commencing the month following Normal Retirement Age and continuing for twenty (20) years.

Date of Separation from Service	Vesting Percentage
Prior to 12/30/2021	0%
12/31/2021 to 12/30/2022	10.00%
12/31/2022 to 12/30/2023	20.00%
12/31/2023 to 12/30/2024	30.00%
12/31/2024 to 12/30/2025	40.00%
12/31/2025 to 12/30/2026	50.00%

12/31/2026 to 12/30/2027	60.00%
12/31/2027 to 12/30/2028	70.00%
12/31/2028 to 12/30/2029	80.00%
12/31/2029 to 12/30/2030	90.00%
12/31/2030 or Later	100.00%

2.3    Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Employer shall pay the Executive the Accrued Benefit, determined as of the end of the Plan Year preceding Separation from Service. Interest shall be credited on the Accrued Benefit, from Separation from Service until final payment is made, at a rate equal to the Discount Rate in effect at the time of Separation from Service, in lieu of any other benefit hereunder. The benefit shall be subject to the terms of the forfeiture provision in Section 7.10 hereof and shall be paid in equal monthly installments commencing the month following Normal Retirement Age and continuing for twenty (20) years.
2.4    Disability Benefit. In the event the Executive suffers a Disability prior to Normal Retirement Age the Employer shall pay the Executive the Accrued Benefit, determined as of the end of the month preceding Disability, in lieu of any other benefit hereunder. Interest shall be credited on the Accrued Benefit, from Disability until final payment is made, at a rate equal to the Discount Rate in effect at the time of Disability. The benefit shall be subject to the terms of the forfeiture provision in Section 7.10 hereof and shall be paid in equal monthly installments commencing the month following Normal Retirement Age and continuing for twenty (20) years.
2.5    Change in Control Benefit. If a Change in Control occurs prior to Separation from Service, Disability and Normal Retirement Age, the Employer shall pay the Executive a benefit equal to the present value of the twenty (20) year stream of payments of the Normal Retirement Benefit described in Section 2.1, discounted back from Normal Retirement Age to the date of the Change in Control, in lieu of any other benefit hereunder. The present value shall be calculated as of the date of the Change in Control using the Discount Rate in effect as of the date of the Change in Control. The benefit shall be subject to the terms of the forfeiture provision in Section 7.10 hereof and shall be paid in a lump sum within sixty (60) days following the Change in Control.
2.6    Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, Disability and Change in Control, the Employer shall pay the Beneficiary a benefit equal to the present value of the twenty (20) year stream of payments of the Normal Retirement Benefit described in Section 2.1, discounted back from Normal Retirement Age to the date of the Executive’s death, in lieu of any other benefit hereunder. The present value shall be calculated as of the date of the Executive’s death using the Discount Rate in effect as of the date of the Executive’s death. The benefit shall be paid in a lump sum within sixty (60) days following the Executive’s death.
2.7    Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the remaining Accrued Benefit. The benefit shall be paid in a lump sum within sixty (60) days following the Executive’s death.
2.8    Death Subsequent to Disability and Prior to Normal Retirement Age. In the event the Executive dies after Disability but before Normal Retirement Age, the Employer shall pay the Beneficiary the Accrued Benefit, determined as of the end of the Plan Year prior to death, in lieu of any other benefit hereunder. The benefit shall be paid in a lump sum within sixty (60) days following the Executive’s death.
2.9    Termination for Cause. If the Employer terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.10    Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.
2.11    Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) in compliance with ethics agreements with the federal government; (ii) in compliance with the ethics laws or conflicts of interest laws; (iii) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (iv) to pay employment-related taxes; or (v) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.
2.12    Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.
(a)     Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.
(b)     Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.
2.13    Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.
2.14    Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.
2.15    Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:
(a)    must take effect not less than twelve (12) months after the amendment is made;

(b)    must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;
(c)    must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and
(d)     may not accelerate the time or schedule of any distribution.

ARTICLE 3
BENEFICIARIES

3.1    Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.
3.2    Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4
ADMINISTRATION

4.1    Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.
4.2    Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.
4.3    Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.
4.4    Expenses and Indemnity. The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5    Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.
4.6    Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.
4.7    Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Corporation nor any of its directors, officers, employees or advisers (other than the Executive, in his capacity as the taxpayer) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.
4.8    Application for Benefits. Notwithstanding anything in this Agreement to the contrary, the Employer’s obligation to make any payment under this Agreement shall be conditioned on the Executive’s (or the Beneficiary’s) timely application for benefits under procedures set forth from time to time by the Administrator and the Executive’s (or the Beneficiary’s) provision to the Administrator of sufficient tax, banking, address, and other information deemed necessary by the Administrator to facilitate the payment of benefits. Without limiting Section 4.7 in any way, if the Executive’s (or Beneficiary’s) failure to make timely application for benefits or to provide any information results in adverse financial, tax, or other consequences to the Executive or the Beneficiary (including without limitation a decrease in the value of the benefit or the imposition of additional taxes under Section 409A of the Code), such consequences shall be born exclusively by the respective Executive or Beneficiary.
ARTICLE 5
CLAIMS AND REVIEW PROCEDURES

5.1    Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.
(a)    Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
(b)    Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
(c)    Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a Disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).
5.2    Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.
(a)    Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.
(b)    Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.
(c)    Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(d)    Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.
(e)    Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
(f)    Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a Disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.
5.3    Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.
5.4    Failure to Follow Procedures. In the case of a claim for Disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Agreement, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good- faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1    Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.
6.2    Amendment to Ensure Proper Characterization of Agreement. This Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as a plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law, or (iii) to comply with the written instructions of the Corporation’s banking regulators.
6.3    Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.
6.4    Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of a complete termination under Subsection 6.4(a) or 6.4(c), the Employer shall pay the Executive the Accrued Benefit. In the event of a complete termination under Subsection 6.4(b), the Employer shall pay the Change in Control benefit described in Section 2.5. In either event, such complete termination of the Agreement shall occur only under the following circumstances and conditions.
(a)    Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)    Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.
(c)    Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

ARTICLE 7
MISCELLANEOUS

7.1    No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.
7.2    State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Florida without regard to its conflicts of laws principles.
7.3    Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
7.4    Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, including for clarification and without limitation, assignment through a domestic relations order regardless of whether such order would constitute a “qualified domestic relations order” under Code Section 414(p) or Section 206(d) of ERISA.
7.5    Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.
7.6    Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.
7.7    Unclaimed Benefits. The Executive shall be solely and exclusively responsible to keep the Employer and the Administrator informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive or the Beneficiary has not been made known to the Employer or the Administrator as of the date upon which any payment of any benefits would otherwise be made, the Employer shall delay payment of the Executive’s or the Beneficiary’s benefit payment(s) until the location of the Executive (or the Beneficiary) is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive or the Beneficiary until the expiration of three (3) years from the date the payment was otherwise scheduled to be made. Upon expiration of the three (3) year period, the Employer shall be treated as having discharged its obligation to the Executive (or the Beneficiary) in full, and any outstanding benefits under this Agreement shall be forfeited. Notwithstanding the foregoing, if after the forfeiture described in the preceding sentence the Executive (or a Beneficiary) informs the Employer of the Executive’s (or the Beneficiary’s) location and files a claim for benefits, the Administrator may determine (in the Administrator’s sole discretion) that the Employer shall restore the Executive’s account in part or in full. Without limiting Section 4.7 in any way, the Executive (or the Beneficiary) shall be solely and exclusively responsible for any adverse financial or tax consequences of a delay in payment related to the Employer’s or the Administrator’s inability to locate the Executive or the Beneficiary.
7.8    Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage for material misstatements of fact made by the Executive on an application for life insurance.
7.9    Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.
7.10    Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if the Employee breaches any of his Restrictive Covenant Obligations.
7.11    Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.
7.12    Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.
7.13    Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.
7.14    Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.
7.15     Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.
7.16    Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the

Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:
Executive:

/s/ Charles M. Shaffer
Charles M. Shaffer

Seacoast National Bank:

/s/ Maryann Goebel
By:Maryann Goebel
Its:Compensation and Governance Chair